Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-289397) of our report dated March 26, 2026, with respect to the consolidated financial statements of Whitefiber, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Audit Alliance LLP

Singapore

March 26, 2026